Exhibit 99.11

[Goodwin Procter Letterhead]

November    , 2005

American Skandia Trust

One Corporate Drive

Shelton, CT 06484

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form N-14 for (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the issuance of shares (the “Shares”) of the AST Neuberger Berman Mid-Cap Growth Portfolio, a series of American Skandia Trust (the “Trust”), to be issued in connection with a certain plan of reorganization (the “Reorganization Agreement”) by and between the Trust, on behalf of the AST Neuberger Berman Mid-Cap Growth Portfolio, and the Trust on behalf of its separate series, the AST Alger All-Cap Growth Portfolio, included in the Registration Statement.

We have examined, among other things, copies of such documents, certificates and corporate or other records as we deem necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents presented to us as copies thereof and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified. As to various matters of fact material to this opinion, we have relied upon information provided by Trust officers and included in filings with the Securities and Exchange Commission.

In connection with this opinion it should be noted that the Trust is as an entity of the type generally known as a “Massachusetts business trust.” Under Massachusetts law, shareholders of a Massachusetts business trust may, under certain circumstances, be held personally liable for the obligations of the trust. However, the Trust’s Declaration of Trust disclaims shareholder personal liability for Trust obligations, indemnifies any shareholder of the Trust from all claims and liabilities to which such shareholder may become subject by reason of his or her being or having been a shareholder, and provides that the Trust shall reimburse the shareholder for any legal or other expenses reasonably incurred by him or her in connection with a claim or liability to which such shareholder may become subject by reason of his or her being or having been a shareholder of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder’s liability is limited to circumstances in which the Trust itself would be unable to meet the obligations asserted against the Trust’s assets.

The opinions set forth in this letter are based upon currently existing provisions of Massachusetts law, and rules and regulations and judicial and administrative decisions with respect thereto, and are rendered as of the date hereof. We disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

Based upon the above-described examination and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the Registration Statement, when issued upon the terms provided in the Registration Statement, subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state law regulating the offer and sale of securities, will be legally issued, fully paid and non-assessable by the Trust.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Goodwin Procter LLP